Exhibit 99.1

For Immediate Release	Contact:	David F. Kirby Hudson Highland Group 212-351-7216 david.kirby@hudson.com

Hudson Highland Group Announces Restatement of Second Quarter of 2007

NEW YORK, NY – November 9, 2007 – Hudson Highland Group, Inc. (Nasdaq: HHGP), one of the world’s leading providers of permanent recruitment, contract professionals and talent management solutions, today announced that it has resolved its previously disclosed accounting issue relating to contingent earn out payments the company made in connection with the JMT Financial Partners, LLC (“JMT”) acquisition. As a result, the company will restate its second quarter of 2007 financial statements, recording an increase in reported expenses of $3.6 million.

The company previously disclosed that it was examining an accounting issue during the third quarter financial statement review relating to contingent earn out payments the company made between 2005 and 2007 in connection with its acquisition of JMT. The company accounted for the contingent cash earn out payments as goodwill. The company, in consultation with its advisors, including its external auditors, has determined that, as a result of an agreement solely among the former shareholders of JMT, the portion of the earn out payments that three of the former JMT shareholders reallocated to a fourth former JMT shareholder should be accounted for as non-cash compensation expense by the company.

Accordingly, the company is now recording approximately $3.6 million as compensation expense in the second quarter of 2007 with a corresponding credit to additional paid in capital. This restatement of the second quarter of 2007 will result in an increase of $3.6 million in the company’s and the Hudson Americas segment’s reported expenses and an equivalent reduction in EBITDA, operating income, income from continuing operations and net income ($0.14 per basic and diluted share) for the three and six months ended June 30, 2007. The restatement does not affect the company’s cash flows for the period. There are no further earn out payments for JMT.

The company will include the restated financial statements for the three and six months ended June 30, 2007 in an amended Form 10-Q for the quarter ended June 30, 2007. The company expects to file this amended Form 10-Q with the Securities and Exchange Commission prior to filing its Form 10-Q for the third quarter of 2007 on November 9, 2007. The company’s management determined that in light of the particular facts and circumstances of this situation, including its unusual nature, it did not constitute a material weakness in the company’s internal control over financial reporting for any of the relevant periods.

About Hudson Highland Group

Hudson Highland Group, Inc. is a leading provider of permanent recruitment, contract professionals and talent management services worldwide. From single placements to total outsourced solutions, Hudson helps clients achieve greater organizational performance by assessing, recruiting, developing and engaging the best and brightest people for their businesses. The company employs more than 3,600 professionals serving clients and candidates in more than 20 countries. More information is available at www.hudson.com.